Exhibit 10.3

[Execution Copy]

AGREEMENT FOR THE RELEASE

OF CERTAIN INDEMNIFICATION OBLIGATIONS

UNDER THE FOLLOWING AGREEMENTS:

Purchase Agreement, dated April 18, 2003, as further amended, by and among, Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc, and Williams GP LLC and Magellan Midstream Holdings, L.P. (formerly known as WEG Acquisitions, L.P.);

Contribution Agreement, dated April 11, 2002, by and among, Williams Energy Services, LLC, Williams GP LLC and Magellan Midstream Partners, L.P. (formerly known as Williams Energy Partners L.P.); and

New Omnibus Agreement, dated June 17, 2003, as amended, by and among Magellan Midstream Holdings, L.P. (formerly known as WEG Acquisitions, L.P.), Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc. and The Williams Companies, Inc.

AGREEMENT FOR THE RELEASE

OF CERTAIN INDEMNIFICATION OBLIGATIONS

THIS AGREEMENT (the “Agreement”) is entered into on, and effective as of May 26, 2004 by and among Magellan Midstream Holdings, L.P. (“MMH”), Magellan GP, LLC (“Magellan GP”) and Magellan Midstream Partners, L.P. (“MMP,” and together with MMH and Magellan GP, the “Magellan Parties”), on the one hand, and The Williams Companies, Inc. (“Williams”), Williams Energy Services, LLC (“WES”), Williams Natural Gas Liquids, Inc. (“WNGL”) and Williams GP LLC (“Williams GP,” and together with Williams, WES and WNGL, the “Williams Parties”), on the other hand, with respect to the following agreements, collectively, the “Subject Agreements”:

NEW OMNIBUS AGREEMENT, dated June 17, 2003 (as amended, the “New Omnibus Agreement”), by and among MMH (formerly known as WEG Acquisitions, L.P.), WES, WNGL and Williams;

CONTRIBUTION AGREEMENT, dated April 11, 2002 (the “Contribution Agreement”), by and among, WES, Williams GP and MMP (formerly known as Williams Energy Partners L.P.); and

PURCHASE AGREEMENT, dated April 18, 2003, as amended by Amendment No. 1, dated May 5, 2003 and Amendment No. 2, dated January 6, 2004 (as amended, the “Purchase Agreement”), by and among WES, WNGL, Williams GP and MMH.

RECITALS

WHEREAS, pursuant to the New Omnibus Agreement, the Contribution Agreement and the Purchase Agreement, the Williams Parties have certain obligations to indemnify, defend and hold harmless the Magellan Parties; and

WHEREAS, in consideration of the payments to be made by the Williams Parties, in accordance herewith, the Magellan Parties are willing to release the Williams Parties from (i) certain obligations of indemnification that are set out in the Subject Agreements, except as specifically provided herein and (ii) liabilities that are environmental in nature that relate to the assets, businesses or properties of the Magellan Parties as more specifically described herein; and

WHEREAS, currently with execution of this Agreement, the parties to the Purchase Agreement have executed Amendment No. 3 thereto, which provides for the reduction of the indemnification “cap” contained in Section 8.2(d)(i) thereof from $175 million to $160 million.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements as set forth herein, the parties hereto hereby agree to as follows:

ARTICLE I

COMPENSATION

Section 1.1 Compensation

(a) As consideration for the release by the Magellan Parties and their respective affiliates, successors and assigns of certain indemnity obligations as more specifically set forth herein, Williams, WNGL, WES and Williams GP, each hereby agree to pay to MMP One Hundred Seventeen Million Five Hundred Thousand Dollars, $117,500,000 (the “Aggregate Payment”) in four annual payments, as follows:

(i) the first payment of $35,000,000 shall be paid on or before July 1, 2004;

(ii) the second payment of $27,500,000 shall be paid on or before July 1, 2005;

(iii) the third payment of $20,000,000 shall be paid on or before July 1, 2006; and

(iv) the fourth payment of $35,000,000 shall be paid on or before July 1, 2007.

(b) In the event that the Magellan Parties collect third-party receivables pursuant to Section 5.4(b), an amount equal to 50% of the amounts collected, in each case, net of any and all out-of-pocket costs and expenses paid to third parties by the Magellan Parties, (i) shall be subtracted from the amount due on the upcoming payment date and (ii) be added to the amount due on the final payment date.

(c) In the event that Williams, WNGL, WES or Williams GP does not make the annual payments specified under Section 1.1(a) above on or before the designated due date therefor, such amount shall accrue interest at an annual rate of 9.0% from the due date until the date of payment. If the payment due date does not fall on a business day, such due date shall be the first business day succeeding such date.

Section 1.2 Payment Procedure

Each payment specified under Section 1.1(a) above shall be paid by wire transfer to MMP of immediately available funds made to a bank in the United States of America, as designated in writing by MMP not less than three business days in advance of the date specified for the applicable payment.

Section 1.3 Use of funds

MMP shall be responsible for all known environmental liabilities associated with the assets, business or properties of the Magellan Parties as provided herein and shall use the funds received from Williams hereunder, or an equivalent amount otherwise on hand or available through debt agreements or capital markets, for such purposes.

ARTICLE II

WILLIAMS PARTIES’ REPRESENTATIONS AND WARRANTIES

Section 2.1 Validity of Agreement: Authorization

Each of the Williams Parties has the power and authority to enter into this Agreement and to carry out its obligations hereunder. No further proceedings on the part of any of the Williams Parties are necessary to authorize such execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of the Williams Parties and constitutes a valid and binding obligation enforceable against each of the Williams Parties in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 2.2 Consents and Approvals

No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Williams Parties is required to execute and deliver this Agreement or to perform its respective obligations hereunder.

Section 2.3 Solvency

Each of the Williams Parties is, and immediately after entering into this Agreement will be, Solvent. For purposes of this Agreement, “Solvent” means, with respect to the applicable party on the date of this Agreement, that (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such party that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 2.4 No Conflict or Violation

The execution, delivery and performance of this Agreement by any of the Williams Parties does not and will not: (a) violate or conflict with any provision of the certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of Williams Parties; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, tribal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority (“Governmental Authority”); (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Williams Parties is a party or by which any of them is bound.

Section 2.5 Insurance

Set forth on Schedule 2.5(a) hereto is a complete and accurate list of all policies of insurance currently maintained by the Williams Parties which were purchased to provide coverage solely for the business, assets and properties of the Magellan Parties, as described in the “Prospectus” (as defined in the New Omnibus Agreement), for which a Williams Party or an affiliate is the named insured or is an additional named insured (the “MMP Policies). To Williams’ Knowledge, no notice of cancellation has been given with respect to any such MMP Polices and all premiums due on each MMP Policy have been paid in a timely manner. The Magellan Parties have been provided with copies of all of the MMP Policies including all endorsements, riders and other amendments in the possession of the Williams Parties that define, limit or modify coverage. The term “Williams’ Knowledge” as used in this Section 2.5 means the actual knowledge of the person(s) identified on Schedule 2.5(b) hereto, without independent inquiry.

ARTICLE III

MAGELLAN PARTIES’ REPRESENTATIONS AND WARRANTIES

Section 3.1 Validity of Agreement: Authorization

Each of the Magellan Parties has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of each of the Magellan Parties obligations hereunder have been duly authorized by the Board of Directors and members, as applicable, and no other proceedings on the part of any of the Magellan Parties is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each of the Magellan Parties and constitutes a valid and binding obligation enforceable against each of the Magellan Parties in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.2 Consents and Approvals

No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Magellan Parties is required to execute and deliver this Agreement or to perform its respective obligations hereunder.

Section 3.3 No Conflict or Violation

The execution, delivery and performance of this Agreement by any of the Magellan Parties does not and will not: (a) violate or conflict with any provision of the certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of Magellan Parties; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any Governmental Authority; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Magellan Parties is a party or by which any of them is bound.

Section 3.4 Solvency

Each of the Magellan Parties is, and immediately after entering into this Agreement will be, Solvent.

ARTICLE IV

RELEASE OF CERTAIN INDEMNIFICATION OBLIGATIONS

Section 4.1 Release

(a) Each of the Magellan Parties, on behalf of themselves and any persons or entities that may be entitled to assert rights and remedies under any of the Subject Agreements, hereby fully and completely covenants not to sue, waives and releases and forever discharges the Williams Parties and their respective members, officers, directors, employees, agents, successors and assigns, and their affiliates, subsidiaries and their respective members, officers, directors, employees, agents, successors and assigns from any and all past, present and future indemnification obligations that are a result of or arise out of the obligations contained in the following provisions of the Subject Agreements:

(i) Article IV of the New Omnibus Agreement;

(ii) (A) clause (a) of Section 10.1 of the Contribution Agreement, except for those indemnification obligations that are a result of or arise out of Section 3.12(c) (Employees and Benefits) and, to the extent it relates to employee benefit matters, Section 3.12(d) (Employees and Benefits), and Section 3.27 (Excluded Assets), and (B) clause (b) of Section 10.1 of the Contribution Agreement;

(iii) (A) clause (a) of Section 8.2 of the Purchase Agreement, but only to the extent relating to, arising out of or resulting from any breach or inaccuracy of any representation in Section 2.15 (Compliance with Law), and Section 2.21 (Environmental, Health and Safety Matters), and (B) any of the matters listed on Schedule 2.15 or Schedule 2.21 of the Purchase Agreement, including all supplemental disclosures made thereto, except as disclosed on Schedule 4.1.1 hereto; provided, however, for the avoidance of doubt, that nothing in this Section 4.1(a)(iii)(B) releases or is intended to release the Williams Parties from any breaches of or inaccuracies in Section 2.12 of the Purchase Agreement.

The foregoing release shall apply to any claims or notices for indemnification previously made by any of the Magellan Parties to any of the Williams Parties, by the delivery of notice or otherwise, pursuant to any of the provisions of, or schedules to, the Subject Agreements that are subject to release as provided for in clauses (i) through (iii) above; provided, however that Williams shall make payment of $2.1 million as a full and complete settlement of all liabilities in connection with all invoices submitted prior to the Effective Date of this Agreement by the Magellan Parties within ten (10) business days of execution of this Agreement.

To the extent not covered by the foregoing provisions of this Section 4.1(a), each of the Magellan Parties, on behalf of themselves and any persons or entities that may be entitled to assert rights and remedies under any of the Subject Agreements, also hereby fully and completely covenants not to sue, waives and releases and forever discharges the Williams Parties and their respective members, officers, directors, employees, agents, successors and assigns, and their affiliates, subsidiaries and their respective members, officers, directors, employees, agents, successors and assigns from any and all past, present or future causes of action, rights of contribution or indemnification obligations that are environmental in nature on the part of any of the Williams Parties or any of their affiliates in favor of any of the Magellan Parties arising under the Subject Agreements, any other written or oral agreements among the parties or under applicable law with respect to the assets, businesses or properties of the Magellan Parties or their affiliates or predecessors that arise out of or that are a result of facts, occurrences, conditions, events or circumstances (collectively, “Occurrences”) that occur before the Closing Date (as defined in the Purchase Agreement) without regard to the date of discovery of such Occurrences, including without limitation (i) the breach of or failure to comply with or liability arising under any Environmental Laws (as defined in the Purchase Agreement), (ii) the presence of Hazardous Materials (as defined in the Purchase Agreement) in, or their release into the air, surface or subsurface soils or in the groundwater at, on, in, under or in the vicinity of the assets, businesses or properties of the Magellan Parties or (iii) the matters listed on Schedule 4.1.2 hereto, notwithstanding the fact in any such case that the Occurrence giving rise to such cause of action, obligation or right may also involve the breach of a provision of any of the Subject Agreements that is not subject to the release contained in the foregoing provisions of this Section 4.1(a) and which is not released under this Section 4.1(a).

For the avoidance of doubt, Schedule 4.1.3 hereto provides examples of the types of Claims or other matters that would be subject to the provisions of the immediately preceding paragraph and this Section 4.1 if such Claims or other matters arise out of, are caused by or result of from, whether directly or indirectly, an Occurrence that is environmental in nature. However, also for the avoidance of doubt, the provisions of the immediately preceding paragraph and this Section 4.1 do not reach and are not intended to release or discharge the Williams Parties or their respective members, officers, directors, employees, agents, successors and assigns, or their affiliates, subsidiaries or their respective members, officers, directors, employees, agents, successors or assigns from any past, present or future causes of action, rights of contribution or indemnification obligation arising under the Subject Agreements, any other written or oral agreements among the parties or under applicable law in connection with the Excluded Assets (as defined in the Contribution Agreement, the Purchase Agreement or the Contribution, Conveyance and Assumption Agreement, dated February 9, 2001, entered into in connection with the initial public offering of MMP).

(b) The parties hereto acknowledge and agree that this Section 4.1 shall require MMP to indemnify and defend, save and hold the Williams Parties and their affiliates harmless against any Claim (as defined below) by a third-party arising out of, resulting from or any of the matters covered by the provisions of Section 4.1(a) above as to which the Magellan Parties provided a release pursuant to this Section 4.1.

(c) For the avoidance of doubt, the parties hereto acknowledge and agree that this Section 4.1 shall include any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, expense (including attorneys’, consultants’ and experts’ fees) claim or cause of action whether fixed, contingent or unliquidated, including but not limited to the Comprehensive, Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as now or as hereafter amended (“CERCLA”) or any similar or successor Federal law or any state equivalent to CERCLA, as may now or hereafter be in effect.

Section 4.2 Discharge and Settlement of Obligations

(a) This Agreement settles and is in satisfaction of all past, present and future indemnification obligations set forth in Section 4.1 on the part of the Williams Parties or any affiliate thereof in favor of Magellan Parties, any of their affiliates, successors or assigns with respect to any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, expense, claim, suit or cause of action (including reasonable attorneys’, consultants’ or experts’ fees related thereto) of any kind or nature whatsoever, both known and unknown, except for the performance by Williams Parties of their obligations as set forth in this Agreement.

(b) For purposes of clarity, this Agreement has no effect on (i) MMH’s obligations under Section 8.2(b) of the Purchase Agreement, (ii) MMH’s obligations to MMP under Section 1.3(e) and Section 8.2(c) of the Purchase Agreement or (iii) MMP’s obligations under Section 10.2 of the Contribution Agreement.

Section 4.3 Indemnification Relating to Certain Matters

(a) MMP agrees to indemnify and defend, save and hold the Williams Parties and their affiliates harmless if any such Williams Party or affiliate thereof shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, expense, claim, suit or cause of action (including reasonable attorneys’ fees related thereto) (collectively, a “Claim”) filed by, arising out of, resulting from or relating to (i) the Claims set forth on Schedule 4.3(a) hereto, and (ii) any current or former employees of the Williams Parties or any of their predecessors, subsidiaries or affiliates as to whom 50% or more of their work assignment was to perform work or services benefiting for or on behalf of Magellan GP, MMP or any of their predecessors, subsidiaries or affiliates (“Subject Parties”) subsequent to February 9, 2001 or pursuant to the Transition Services Agreement, dated June 17, 2003, between Williams and MMH; provided, however, that such Claim arose out of or occurred during the performance of work or services performed by such current or former employees for the benefit or on behalf of such Subject Parties. To the extent allowable under applicable law, the Williams Parties shall provide MMP copies of those portions of the employment files for any employee for which the Williams Parties seeks indemnification from under this Section 4.3 that are necessary for the defense of such Claim and shall fully cooperate in responding to any reasonable request for access to data, employees or other information necessary to the defense of the matter; provided, however, MMP will comply with all applicable confidentiality requirements with respect to any such files, data or information so provided. If the Williams Parties do not provide MMP with such necessary portions of the employee files relating to any such Claim, the indemnification obligations of MMP under this Section 4.3 relating to such Claim shall be extinguished. The foregoing indemnification obligations of MMP shall not be reduced as a result of the availability of insurance coverage under policies held by the Williams Parties; provided, however, the Williams Parties will use commercially reasonable efforts (which, in all cases, for purposes of this Agreement shall not require any party to file or initiate any judicial claim or action), to pursue claims under any applicable insurance policies held by the Williams Parties that may provide coverage in connection with the defense or resolution of any matter covered under this Section 4.3. Any amounts recovered by the Williams Parties pursuant to any such claim shall be paid to MMP, provided, that such amounts paid shall in no event exceed that total amount expended by MMP in connection with its indemnification obligations hereunder less any out-of-pocket costs and expenses paid to third parties by the Williams Parties in connection with pursuing such claim. This Section 4.3(a) does not apply to any employee benefit matters and in no way waives, limits or resolves, in whole or in part, the indemnification obligations of the Williams Parties for breaches of the representation and warranty contained in (i) Section 3.12(c) of the Contribution Agreement and, (ii) to the extent they relate to employee benefit matters, Section 3.12 (d) of the Contribution Agreement or Section 4.3 of the Purchase Agreement.

(b) With respect to the matters set forth on Schedule 4.3(b) hereto, MMP shall bear the costs of defending the Williams Parties and the Magellan Parties against the claims asserted in that case up to final resolution of the matter. In the event that Williams determines that it needs separate counsel in the matters set forth on Schedule 4.3(b) hereto, it shall be entitled to retain one at its own costs and expense. The costs of satisfying any settlement or judgment in those matters shall be determined by reference to the evidence concerning the parties’ respective liability for the claims asserted. MMP shall be responsible for that portion of the matters on Schedule 4.3(b) hereto that relate to work or services benefiting the Subject Parties and the Williams Parties shall be responsible for that portion of such matters that relate to work or services that do not benefit the Subject Parties. In the event that the parties are not able to agree upon their respective liability for the claims asserted, they shall initiate a mediation of the dispute using Judge Thomas A. Brett, or if unavailable a substitute mediator mutually agreeable to the parties, and shall be bound by such mediator’s decision regarding their respective shares of the liability for the claims asserted and the costs of any settlement or judgment entered shall be allocated according to those shares.

ARTICLE V

PRIOR OBLIGATIONS, COSTS, EXPENSES AND INSURANCE

Section 5.1 Payment of Costs and Expenses

Each party to this Agreement shall be solely responsible for the payment of any and all direct or indirect costs or services, provided by, but not limited to, consultants, attorneys, contractors, agents and advisors relating to or arising out of any matters covered under Section 4.1 above for costs and services provided for said party prior to the Effective Date.

Section 5.2 Notice to Service Providers

The Williams Parties have entered into certain contracts with third parties for services or goods in connection with or arising out of the matters covered under Section 4.1 and Section 4.3 above. The Williams Parties shall give notice to all such third parties to such contracts to the effect that MMP will be administering these matters after the Effective Date, and MMP and entities controlled by MMP may contact and/or enter into contracts with any of such third parties for the provisions of the same or similar services or goods after the Effective Date. This Section 5.2 above does not apply to any legal counsel retained by the Williams Parties.

Section 5.3 Procedures for Transfer of Matters and Litigation Currently Managed by Williams to Magellan Parties

The Williams Parties shall cooperate with MMP and provide appropriate and timely assistance in the transfer to MMP of all matters and litigation covered under Section 4.1 and Section 4.3 above that are currently managed by Williams, including all matters that are listed on Schedule 2.16 to the Purchase Agreement. The Williams Parties shall direct any legal counsel retained by the Williams Parties to provide copies of their files, correspondence, date and records to the Magellan Parties so long as the Williams Parties are advised by such or other legal counsel that the provision of any of such files, correspondence, date and records would not jeopardize the ability of the Williams Parties to maintain attorney-client privilege as to third parties with respect to the matters to which such files relate. The Williams Parties will consider in good faith any request by the Magellan Parties that both such parties enter into or execute a joint defense agreement satisfactory to both parties.

Section 5.4 Insurance and Other Receivables

(a) Beginning on the Effective Date, the Williams Parties shall make a written request to the appropriate insurers that they consent to the assignment and transfer to the entity designated by MMP, all of the Williams Parties’ rights and interests, including the rights and interests of any beneficiaries, held under the MMP Policies. In addition, the Williams Parties shall request in writing to such insurers that the MMP Policies be amended to reflect MMP and its subsidiaries as primary named insureds. Any proceeds received from insurance claims under the MMP Polices assigned or transferred under this Section 5.4(a) that have not been completely settled between the insurance carrier and the policy owner or beneficiary that were filed prior to the Effective Date shall be for the benefit of MMP or its designee; provided, however, the Williams Parties or any affiliate thereof shall be promptly reimbursed by MMP for any out-of-pocket costs and expenses paid to third parties in connection with the receipt of such proceeds. From and after the Effective Date, the Williams Parties shall have no obligation to provide any insurance coverage or benefits to the Magellan Parties, their affiliates or their business or properties.

(b) The provisions of Section 1.1(b) above shall apply to any amounts paid to the Magellan Parties (“Third-Party Receivables”) in settlement or to satisfy a judgment (excluding, for clarity purposes, any insurance proceeds from the MMP Policies referred to in Section 5.4(a)) arising out of any request, claim or action made, controlled or filed by the Magellan Parties or Williams Parties or any affiliates thereof but only to the extent that such request, claim or action is covered by the indemnity provisions of the Subject Agreements as to which the Magellan Parties are herein providing a release pursuant to Section 4.1. The Magellan Parties shall promptly provide notice to the Williams Parties of any Third-Party Receivables collected under this Section 5.4(b) and shall provide the Williams Parties a full accounting related to such third party receivables from the Magellan Parties, within 60 days of a request by the Williams Parties.

(c) Notwithstanding the foregoing provisions of this Section 5.4, nothing in this Agreement shall have any effect on the Williams Parties obligations under Section 4.23 (WEG Insurance Continuation) of the Purchase Agreement.

ARTICLE VI

COOPERATION AND CONTROL

Section 6.1 Cooperation

Each party to this Agreement shall use its commercially reasonable efforts to cooperate in good faith and assist with consummating the actions contemplated by this Agreement. Each party to this Agreement shall comply with and fulfill the requirements of the attached Schedule 6.1 hereto.

ARTICLE VII

[Reserved]

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Successors and Assigns

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. No party shall sell, assign or otherwise transfer all or any of its obligations hereunder without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed.

Section 8.2 Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following address:

(a)	If to any of the Williams Parties:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Facsimile: (918) 573-8705

Attention: James Bender, General Counsel and

Senior Vice President

(b)	If to any of the Magellan Parties:

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Facsimile: (918) 573 -1005

Attention: Lonny Townsend, General Counsel

Section 8.3 Entire Agreement

This Agreement including the schedules hereto represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations and warranties have been made in connection herewith other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussion, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

Section 8.4 Titles and Headings

The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.5 Signatures and Counterparts

The Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be consider one and the same agreement.

Section 8.6 Severability

If any provision of the Agreement is declared illegal or unenforceable by reason of a decree of a court of last resort, then the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 8.7 Governing Law

This Agreement shall be governed and construed in accordance with the substantive laws of the State of Oklahoma.

Section 8.8 Waiver and Amendments

This waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing wavier. Agreement may be amended, modified or supplement only by a written instrument executed by the parties hereto.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, the “Effective Date:”

WILLIAMS PARTIES

WILLIAMS ENERGY SERVICES, LLC

By:	/s/ Phillip D. Wright

Name:	Phillip D. Wright
Title:	Authorized Signatory

WILLIAMS NATURAL GAS LIQUIDS, INC.

By:	/s/ Phillip D. Wright
Name:	Phillip D. Wright
Title:	Authorized Signatory

WILLIAMS GP LLC

By:	/s/ Phillip D. Wright
Name:	Phillip D. Wright
Title:	Authorized Signatory

THE WILLIAMS COMPANIES

By:	/s/ Phillip D. Wright
Name:	Phillip D. Wright
Title:	Authorized Signatory

MAGELLAN PARTIES

MAGELLAN MIDSTREAM PARTNERS, L.P.
By Its General Partner, Magellan GP, LLC

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Chief Executive Officer

MAGELLAN GP, LLC

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Chief Executive Officer

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By: Magellan Midstream Management, LLC, its General Partner:

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	Chief Executive Officer

Schedule 2.5(a)

MMP Policies

COVERAGE TYPE	POLICY PERIOD	POLICY NUMBER	INSURER	LOCATION REFERENCE
Pollution Legal Liability	6-10-99/04	PLS 2679754	AIG	Amerada Hess

Pollution Legal Liability	8-31-00/05	PLS 6190141	AIG	Wyatt Terminal

Pollution Legal Liability	12-1-01/06	PLS 6191651	AIG	Gibson/Geonet

Schedule 2.5(b)

Williams’ Knowledge Person(s)

1. David Ensminger, Director of Risk Management and Insurance

Schedule 4.1.1

1. All of the matters in Schedule 2.21 referred to as “Williams Pipe Line Company, L.L.C. Divestitures” including:

a.	State Line Station, Union City, In;

b.	Augusta Refinery (former), Augusta, KS;

c.	Kenneth Station, Kenneth, KS;

d.	Neodesha Refinery, Neodesha, KS;

e.	Read Street Facility, Omaha, NE;

f.	Former Sioux Falls – 41st Street Terminal – Historical, Sioux Falls, SD

g.	Coffeyville, Coffeyville KS

h.	Lower Afton Road, Maplewood MN

i.	Bond Property – Turner Property Road, East of Columbia, MO.

j.	Broadwell (IL – Wilmington #3-12)

k.	25th North 57th Avenue Facility, Phoenix, Az.

l.	125 North 53rd Avenue Facility, Phoenix, Az

2. Notwithstanding the provisions of Schedule 6.1, with respect to the matters in g, h, i and j above, the Williams Parties shall continue to manage the investigation and remediation consistent with the provisions of the Purchase Agreement and the Magellan Parties shall continue to reimburse those expenses in accordance with such provisions.

3. All of the matters listed on Schedule 2.21 under “Ethanol (Williams Ethanol Services, Inc. and Nebraska Energy, L.L.C.)” including the matters listed for Williams Ethanol Services, Inc. and the matters listed for Nebraska Energy. L.L.C:

4. The following matters identified in the Response To United States Environmental Protection Agency Section 308 Clean Water Act Information Request Dated July 2, 2001

a.	Event 10 Coffeyville, Kansas August 3, 1999 Release

b.	Event 29 Sandoval, New Mexico, April 13, 2001 Release

c.	Event 75 Longhorn/Cat Springs Station, Texas October 7, 1998 Discharge

Schedule 4.1.2

a.	Lone Jack indemnity claim involving WPL and a pump station site

b.	WPL v. Luttrell Construction Company

c.	Luttrell Construction Company v. WPL

d.	Patricia and David Raffel, and Kalney Teel, and Woodland Place Homes Association v. WPL and Luttrell Construction Company and Hoelting Enterprises L.L.C. and Crosse Pointe Development LLC

e.	Hoelting Enterprises L.L.C. v Magellan Pipeline Company LLC

Schedule 4.1.3

a.	Economic losses of third parties

b.	Operation and maintenance expenses

c.	Grass cutting, right of way clearing

d.	Pipeline safety or integrity issues

e.	any personal injury claims by third parties, including claims for emotional distress

f.	Injunctive relief arising under any Environmental Laws or Common Law

g.	MTBE, including any cause of action, such as product liability.

h.	Replacement, repair or maintenance of above ground or underground storage tanks or tank foundations

i.	Additional infrastructure or monitoring systems for any pipeline or pipeline related assets

j.	PCBs.

j.	TOSCA claims

j.	Facility Response Plans

k.	Spill Prevention, Control, and Countermeasure Plans

l.	Internal costs of the Magellan Parties of any kind

m.	Abandoning of Wells

n.	Monitoring of wells

o.	Attorney’s fees claimed by third parties

p.	Natural resource damages claims

q.	Engineering and construction costs and expenses

r.	Asbestos Containing Materials

s.	Environmental Justice Claims

t.	Groundwater Contamination

u.	Soil Contamination

v.	Surface Water Contamination

w.	Air Emissions

x.	Environmental Impact evaluations under NEPA and state equivalents

y.	Leak detection and cathodic protection claims

z.	the Department of Transportation Regulations, Title 49 CFR Part 195

aa.	any statutes or regulations promulgated by or administered under the authority of the Office of Pipeline Safety, the Occupational Safety and Health Administration, the Mineral Management Services, the Environmental Protection Agency, the National Oceanographic Atmospheric Administration, the U.S. Army Corps of Engineers or any similar or successor federal law or any state equivalent of any of the foregoing, as may now or hereafter be in effect.

bb.	the presence of Hazardous Materials (as defined in the Purchase Agreement) in, or their release into the air, surface or subsurface soils or in the groundwater at, on, in, under in the vicinity of any third-party disposal site(s).

In addition, for purposes of clarification, if during remediation or investigation of any asset, business or property of the Magellan Parties a right-of-way defect or similar matter is discovered, the release and indemnification of the Williams Parties provided for under Section 4.1 of the Agreement shall nevertheless apply. The Magellan Parties may not assert that such right-of-way defect or similar matter relieves them of their obligations under such Section 4.1.

The Williams Parties acknowledge and agree that nothing in this Section 4.1(a) was intended to or does relieve them of their responsibility for solely those matters within the scope of Section 2.12 of the Purchase Agreement or Article V of the New Omnibus Agreement.

For the avoidance of doubt, nothing in Section 4.1(a) of this Agreement is intended to include nor does it include any causes of action, rights of contribution or indemnification that may relate to The EPA Toxics Baseline Agreement by and between the Williams Companies, Inc. and Magellan Midstream Holdings, L.P.

Schedule 4.3(a)

Certain Claims Subject to Indemnification by MMP

a.	Jolly v. WPL

b.	WPL v. Falletti

c.	WPL v. Henkle

d.	WPL v. Luttrell Construction Company

e.	Luttrell Construction Company v. WPL

f.	Patricia and David Raffel, and Kalney Teel, and Woodland Place Homes Association v. WPL and Luttrell Construction Company and Hoelting Enterprises L.L.C. and Crosse Pointe Development LLC

g.	WPL v. Simmons

h.	Moody v. WPL

i.	Wyandotte Nation v. WPL

j.	Willey v. WPL

k.	WilTel Communications v. WPL

l.	Lee Olson v. WPL

m.	Firstworthing Company Limited and Arbors of Olathe, L.P. v. WPL

n.	William Green, et al. v. WilTel Communications Group, L.L.C.

o.	WTH v. Amerada Hess Corporation

p.	Graves v. WTH

q.	Hernandez v. WTH

r.	Elementis Chromium v. Coastal & El Paso v. Amerada Hess, the Williams Companies, Inc.

s.	Carroll Ray Lewis and Jeanna Lewis v. The Williams Companies, et al

t.	Motiva Enterprises LLC v. Williams Energy Services

Schedule 4.3(b)

a.	Vonna Seeber v. The Williams Companies, Inc. et al.

b.	Any new claims brought by the plaintiff or related person related to her employment by the Subject Parties or the Williams Parties.

Schedule 6.1

Control

(a) Subject to Item 2 on Schedule 4.1.1, notwithstanding any other provision to the contrary in any of the Subject Agreements, subject to the requirements of Subsection (c) of this Schedule 6.1 below, from and after the Effective Date the Magellan Parties shall have the sole authority to conduct and control the investigation or remediation of any site and the defense, settlement or resolution of any claim, action or matter in connection with or arising out of any matters covered under Sections 4.1 and 4.3 of the Agreement.

(b) Subject to Item 2 on Schedule 4.1.1, with respect to all sites, proceedings, claims, actions or matters in connection with or arising out of any matters covered under Sections 4.1 and 4.3 of the Agreement and as to which the Williams Parties are currently involved, or in the future are named by any third party, subject to the requirements of Subsection (c) of this Schedule 6.1 below, the Williams Parties hereby covenant from and after the Effective Date as follows:

(i) the Magellan Parties shall have the sole authority to conduct and control the defense or resolution of any such sites, proceedings, matters, claims or actions, including sole responsibility to pay any fees, costs or expenses of counsel or any other advisors, consultants or third parties engaged in connection therewith;

(ii) the Williams Parties shall not initiate or engage in any discussions with third parties or any Governmental Authority about any such sites, proceedings, matters, claims without the knowledge of the Magellan Parties, except in the case of communications by the Williams Parties with their insurance carriers;

(iii) the Williams Parties agree to be represented by counsel for the Magellan Parties unless the applicable rules of ethics prevent the dual representation of the Williams Parties and the Magellan Parties by common counsel; and

(iv) the Williams Parties, where necessary, shall use all commercially reasonable best efforts to cooperate with the Magellan Parties in their handling or resolution of any such sites, proceedings, matters or claims.

(c) The provisions of subsection (b) of this Schedule 6.1 shall not apply to the defense or resolution of the matter relating to the Environmental Protection Agency’s Request for Information and the Williams Parties’ January 2001 responses as well as the letter, dated March 11, 2004, from the U.S. Department of Justice received by MMP concerning potential violations of the Clean Water Act insofar as they concern the assets, business and properties of the Magellan Parties (the “308 Matter”) and instead the following provisions shall apply:

(i) counsel for the Williams Parties, at the sole cost and expense of the Williams Parties, shall have the right, but not the obligation, to fully participate in preparing the defense of this matter, including providing advice to the Parties regarding procedural, substantive and strategic decisions, which the Magellan Parties shall consider in good faith, taking into consideration the respective interests of the parties and their mutual interests in maintaining and preserving good relationships and their good-standing and reputation with federal and state regulators. In addition, James Scheel (or such other person to which the Magellan Parties consent, not to be unreasonably withheld), on behalf of the Williams Parties, and counsel for the Williams Parties (to which the Magellan Parties consent, not to be unreasonably withheld), shall have the right, but not the obligation, to attend all meetings, telephone conferences or other types of communications between the Magellan Parties or any governmental agencies, including any presentations in person to any such governmental agencies. The Magellan Parties shall arrange meetings and telephone conferences or other types of communications with the Williams Parties as necessary to implement these requirements. The Magellan Parties shall keep the Williams Parties fully informed of any discussions with or inquiries from the federal or state regulators relative to the 308 Matter to the extent that the Williams Parties did not participate in those discussions. Counsel for the Williams Parties shall be provided simultaneous copies of all correspondence regarding this matter and shall have the right, but not the obligation, to review and comment in advance on any written submission to any governmental agency or third party, including any exhibits to such submission, based on reasonable deadlines agreed to by the Parties;

(ii) The Williams Parties shall not initiate any discussions with third parties or any federal or state regulator about the 308 Matters without the advance consent of the Magellan Parties; which shall not be unreasonably withheld; provided, however, that this shall not prevent the Williams Parties or their counsel from responding to questions or inquiries from the state or federal regulators regarding the 308 Matter; provided, further, that the Williams Parties shall keep the Magellan Parties fully informed of any discussions with or inquiries from the federal or state regulators relative to the 308 Matter to the extent that the Magellan Parties did not participate in those discussions;

(iii) at any time that counsel for the Williams Parties reasonably believes that the interests of the Williams Parties are divergent from the interests of the Magellan Parties and to the extent that the Williams Parties’ counsel’s advice is rejected and or that the Magellan Parties are acting adversely or plan to act adversely to the interests of the Williams Parties, counsel for the Williams Parties shall bring that issue to the attention of the Magellan Parties and Williams Parties;

(iv) in the event that Counsel for the Williams Parties brought a matter to the attention of the Magellan Parties pursuant to clause (iii) above, counsel for both Parties will meet in an attempt to resolve the matter to the mutual satisfaction of the Parties;

(v) if the attorneys for the Parties are not able to resolve the matter on terms that are mutually acceptable, then the matter will be referred to Rick Olson of Magellan GP and James Scheel of WES for them to resolve to the mutual satisfaction of the Parties; and

(vi) if the individuals named in clause (v) above are not able to resolve the matter on terms that are mutually acceptable, then the matter will be referred to the Chief Executive Officers of Magellan GP and WES for them to resolve to the mutual satisfaction of the Parties.